Exhibit 99.2
PacificNet Inc.
Fourth Quarter and Fiscal Year 2006 Earnings Call
April 17, 2007

Operator:                              Ladies and gentlemen, welcome to the PacificNet Annual Review Conference Call. During this session all lines will be muted until the question-and-answer portion of the call. If you need audio assistance, please press star zero and an operator will assist you.

At this time I would like to introduce today’s first speaker, Tony Tong, Chairman and CEO of PacificNet.

Tony Tong:                           OK, good morning everyone, my name is Tony Tong and I’m PacificNet’s Chairman and CEO, calling from Hong Kong. I’m joined today by Victor Tong, our President who is also calling from Hong Kong, Mr. Daniel Lui, our CFO, who is calling from the US, along with Mr. Jacob Lakhany, our Director of Investor Relations who is calling from our US IR Centre. I would like to welcome all of you to our fourth quarter and fiscal year 2006 earnings call.

Before we begin I’ve asked Jacob to read the following statement.

Jacob Lakhany:                  Thank you Tony. This conference call will contain forward-looking statements. These statements are not historical facts including statements about our beliefs and expectations are forward-looking statements. Our forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include but are not limited to PacificNet’s historical and possible future losses, limited operating history and uncertain regulatory landscape in China and fluctuations in quarterly operating results. Further information regarding these and other risks is included in PacificNet’s Form 10-K and other filings with the SEC. The company is under no obligation to update statements made on this call to reflect subsequent events in its business.

So at this time I’m going to turn the call back over to Tony to discuss the results. Tony.

Tony Tong:                           Thank you Jacob. For those of you who are still waiting for a PR, we have already sent out a press release through PR Newswire an hour ago and Jacob was calling them asking why it’s taking so long for the PR to get out but we expect this press release for the earnings announcement should be going out momentarily, any time. So if you’re watching your PR Newswire you should see that hopefully very soon.

So we don’t want to wait for the PR Newswire so we’re going to begin with our conference call. First I’d like to give everyone an overview of PacificNet’s performance and new developments.

As we first introduced during last earnings conference call for Q3 2003, or 2006, PacificNet has initiated a rapid business transformation away from the telecom low-margin telecom business into the new higher margin gaming technology supply business. Our goal is to streamline our operations, downsize the non-performing legacy operations and simplify our business strategy with an emphasis on our new focus on gaming technology development business.

In our recent board and management meetings we evaluated the early success of our gaming technology operation and we were satisfied with our rapid progress and financial performance of the gaming operating sector. The board of directors and management team have approved our new strategy to focus on the rapidly growing gaming market in Greater China, including Macau and Asia. With the help of professional and financial advisors, PacificNet will be seeking strategic alternatives for our low margin telecom business unit, which may include sales dispositions, spin offs and mergers.

During 2006 our value-added telecom services business, or VAS, revenues, were negatively impacted by China’s policy changes for all value-added telecom subscription services on China Mobile platform and China Unicom’s VAS platforms. These changes implemented under the policy directive of China’s Ministry of Information industry, or MII, aim to address a number of issues including reducing customer complaints, increasing customer satisfaction and promoting the healthy development of value-added telecom business in the long run.  So we announced these changes, these mobile policy changes by China, by China Mobile and China Unicom, earlier in the last conference call. So I’m not going to go into the detail policy changes as that’s already stated in the previous conference call.

Despite the severe impact by the above-mentioned China Mobile and government policies on VAS business, we believe the policies would greatly increase the barrier of entry and reduce the number of players. We anticipate the future of VAS should still improve when China officially launches its 3G telecom services.

Our overall 2006 performance was significantly impacted by certain unforeseen events, including the accrual of liquidated damages liability in connection with our $8 million convertible debenture financing in 2006.

As I said, the biggest contribution factor which impacts our performance in 2006 was the introduction of the well publicized government policies enforced by China Mobile and Chinese MII that altered the entire VAS industry in China and impacted all VAS players in our industry.

As always, one of our company’s greatest strengths is the relationships we have with major companies in China and Asia. We signed deals with several clients including contracts with China Mobile, China Unicom, China Telecom, PCCW, CSL Bank of China, City Bank, American Express, TVB, McDonald’s, Sony and Hong Kong Government, to provide CRM e-commerce call centre services.

In one example, we were engaged with China Unicom to enhance their CRM service level in telemarketing management capability and their customer service centre called the Unicom 10010 information hotline and we’ve been doing a lot of work for China Unicom, China Mobile and the other telecom operators in China.

So at this time I would like to turn the call over to Dan, our CFO, to discuss our financial results for 2006. These are unaudited results and highlights.

Daniel Lui:                           Thank you Tony. My name is Daniel Lui and I was appointed as the new CFO of PacificNet on February 16, 2007 and I started with the company on March 1, 2007. Since this is my first appearance at PacificNet’s conference call, maybe I’d first begin with a brief introduction of my background and professional experience.

I’m 43 years old and I joined PacificNet with over 17 years of professional and commercial accounting experience, seven years of which was in Mainland China. I’m a Canadian CA and a US CPA. Prior to joining PacificNet I was the VP of Finance and Company Secretary of Fiberxon Inc. Fiberxon Inc. is a lead communication subsystem maker in the United States. I was in charge of Fiberxon’s finance, company secretarial and IT department. Fiberxon has recently merged with a NASDAQ-listed company and this has given rise to the exciting opportunity for me to join PacificNet.

Before Fiberxon I was the CFO of China Motion NetCom Limited, a wholly owned subsidiary of China Motion Telecom, which was also listed on the Hong Kong stock exchange, and prior to that I was a financial advisory services manager of Price-Waterhouse Coopers and auditor at KPMG. I received my BBA degree from University of Hawaii at Manoa and an MBA degree from University of Alberta in Canada.

Well now let me now proceed with PacificNet’s financial performance in 2006. But before I begin, I’d like to clarify that the following financial reports and numbers are management reports and are unaudited as of today and are subject to change. Since we are still working closely with our auditors to finalize all the audited numbers, we hope to complete the final audit soon. OK, so, now I’d like to begin first with the financial results for the fiscal year ended December 31, 2006.

Total revenue of the year was $42.7 million. Gross profit for the year was $6.5 million. Gross margin was 15%. Net loss for the year was $19.3 million. And the, for both basic and fully diluted loss per share was $1.72.

At the end of the financial fiscal year 2006, the company charged an aggregate of $18.5 million in connection with various non-cash GAAP provisions arising from stock-based compensation costs, the relative loss on convertible notes, goodwill impairment and provisions for investment losses, et cetera. So all these non-cash accounting provisions have been excluded from the operating results of the company. The company would have recorded a non-GAAP net loss of 886K or a loss per share of $0.08 per share on a fully diluted basis and basic loss per share for the year ended December 31, 2006.

Operating loss for the year was $15 million. Again, if we exclude a non-cash accounting provision for 2006 we would, the company would have delivered a non-GAAP operating profit of $1.7 million. Non-GAAP net loss for the year ended December 31, 2006 was 886K, as I previously suggested.

Next I would like to present our fourth quarter 2006 highlights.

The Q4 GAAP operating loss was $14.4 million based on a Q4 revenue of $10.4 million. Our Q4 gross profit was $1.9 million and as I previously explained it, we at the end of the year we charged a lump sum on cash accounting provision amounted to $18.5 million. So we exclude all these long cash accounting charges, we would have reported a non-GAAP operating profit of $1.6 million for Q4.

Next maybe I’d like to recap what I just presented. In connection with the company’s business restructure initiatives, the company made a one-time charge of an aggregate of $18.5 million as a result of various non-cash GAAP provisions and overall speaking I’m glad to see our legacy CRM and core centre businesses continue to deliver profitability in 2006. The software expertise legacies software development outsourcing businesses with CMM level 3 certification has provided a solid foundation for the company’s bold venture into the high potential gaming technology provider businesses.

At our continued effort to improve our accounting and reporting work flow I’m dedicated to continue to strengthen our accounting and internal control team in order to implement the SOX compliance procedures.

And now I’d like to pass the call to Victor Tong, our President, to present certain operation highlights of the year. Victor.

Victor Tong:                        Thank you Dan. As we have previously announced publicly we have initiated a rapid business transformation away from the low margin telecom business and into the new high margin gaming business and before I move on I’d like to stress the fact that our non-GAAP revenue for 2006 would be $59.783 or $60 million. So we are on target but it’s just because of discontinued operations. I think Dan has mentioned about the GAAP revenue. OK.

So the recent strong sales or the pipeline for our gaming technology division, PacificNet Games and Take One (sp?) in an indication of our new fast shift into the expanding gaming machine business. Our subsidiary, PacificNet Games Ltd, PacGames, has already achieved significant traction in the fast growing Macau and Asian gaming market and we see this as a great avenue to deliver returns to our shareholders by leveraging our existing businesses. We have excellent existing relationships in Macau and other Asian gaming market and we will continue to very actively pursue this area. We believe we have many of the tools and the experience necessary to execute efficiently in this market.

As mentioned in the sum of the recent research reports on Macau’s gaming industry, PacificNet has demonstrated significant progress as a leading provider of multi-player electronic table games while in Macau receiving very strong play levels, addressing the need for multi-station electronic table games such as Sic-Bo Dice, Fish, Prawn Crap, Baccarat, Roulette and other Asian traditional table games. We have released a series of multi-player electronic gaming machines, a high bred Sic-Bo and a Baccarat gaming device that allows a player to make bets at a hybrid electronic terminal while viewing a live dealer turn their cards or dice by TV monitors, as well as at the machine. We’re satisfied with our success entrance in the highly competitive gaming technology supplier market and we believe our recent launched Asian gaming machines have demonstrated a fairly quick pay back for our customers who are the legal gaming operators and casino owners. We believe we are one of those only electronic gaming providers actually based in Macau, gives us a competitive advantage both in the R&D side.

Knowing what Asian gamers want and the sales and service side, our machines are specifically targeted towards the Asian market and towards Asian gamers. We have found that Western games such as Real Slots Poker and Blackjack is popular in many other markets are not as popular in Asian markets. Several analysts who recently visited Macau have noticed that customers’ play time on our machines versus our competitors have been exceptional. As Macau’s gaming market undergoes growing competition, casino operators in Macau have to quickly adapt to the latest demands and trends by installing the most popular and profitable gaming machines catering to Asian gamers. Macau has become the fastest growing part of China and we are very excited to be moving forward in our pursuit of the Macau gaming technology business. We feel that the Asian gaming technology market has near-term growth potentials and are very happy to enter this exciting high-growth market. The bulk of Macau’s current gaming revenue comes from VIP rooms and high roller table games. As the market matures it is predictable that lower stake electronic versions of these popular table games played by masses who exceed the revenue of the table games as in Las Vegas. This trend is already visible. PacificNet plans to aggressively pursue this mass market with the goal of being the leader, leading provider of electronic adaptation of popular Asian casino table games.

Our early success in Macau has also led to exploration into an early success in other gaming market including Europe and the Philippines. In 2006 we were delighted to unveil our newest slot machines and AWP gaming products from our Take One subsidiary after two years of research and development on this product line. Electronic slots and AWP machines are a big hit with slot operators and AWP operators in Europe because of their increased revenues and efficiencies and players because of their ease of use, faster games and fun features. Several major slots and AWP operators in Europe have tested our electronic slot and AWP machines and their response was overwhelmingly positive. These machines are also a good fit with our new Asian gaming focus.

I’m very happy with the synergy shown by our subsidiary companies who worked together to come up with this product and we are very excited to get them on the market. With our new focus on gaming technology, we will continue to pursue becoming a leading provider of electronic multi-player gaming machines, slot machines and bingo machines, to the casino operators and gaming industries in Asia and Europe. We believe we have the right gaming products, software and hardware expertise, high quality and cost effective gaming machines manufacturing facilities in China, as well as the right channels and partnerships that are necessary to succeed in this market.

So to sum it up going forward gaming, in Macau in particular, is our focus. We will continue to operate our legacy business with remain which will remain profitable; however, with the high-growth potential and high margins into the gaming business, this area our company will focus on. Our Q1 2007 number will begin to show our new direction and are due out in just over a month.

Recently Macau has become the largest and fastest growing gaming market in the world. I think everybody knows that it has already surpassed Las Vegas Strip and there are many, many stats that I’d like to point out but I’d like to cut it short and move on to the, our new recent significant events.

First, we opened our new Macau office to focus on gaming in September 2006. We have rapidly expanded gaming entertainment industry in that region so the Macau office is located at First International Commerce Centre. And our second R&D office is in Zhuhai; it’s just outside of the city across the border from Macau.

Second, we exercised our purchase right to increase ownership of Take One Technologies to 51%. Previously, Take One was formerly called Chair Era (sp?) Ltd. If everybody remembers they were the company that makes multi-media kiosks. So as a result, PacificNet becomes the majority and controlling stake of Take One and now Take One is making electronic multi-media entertainment kiosks, (inaudible) kiosks, machines electronic gaming machines, bingo and slot machines. AWP stands for amusement with prices games; server-based downloadable game systems and media lottery terminal, VLT, such as keno and bingo machines including hardware, software, client service systems and cabinets.

And thirdly, we have established a CRM call centre, joint venture with Bell System 24 in Shanghai, China. We released a press release in January 2007 and the new joint venture PacificNet owns 40% and Bell System owns the remaining 60%. So with the new joint venture we offer CRM call centre and consulting and training services for mainly the Japanese clients.

The other highlights, that PacificNet Games raised 5 million convertible debenture in February of 2007. I think most of you have already seen our press release regarding that, and in addition to hiring Dan Lui as our first 100% dedicated full-time CFO, we also engaged our new auditor Kabani and Company, who have been rated the second fastest growing firm in America, among the top 30 SEC auditors in the USA. So we are sorry to see that resign but I’m sure that Kabani with its highly scalable and Kabani has not received any comment in the most recent PCOB review. So we believe that Kabani will be able to lead us in the future.

We believe that we have the right gaming products, software and hardware expertise, research and development centre with CMM level 3 certification, local service staff and the right channel and partnership and the experience that is necessary to succeed in this market.

To summarize, we currently have three segments. The CRM and outsourcing which is, as Tony and Dan has mentioned, it has been very stable and the CRM and Internet asset that we currently have will continue to bring synergistic value and bring gamers to our gaming operations in the long run.

Our second segment, the VAS telecom segment, as Tony said, you know, lately there’s been a lot of different policy change with China Mobile, maybe the telecom market or 3G we’ll write in one year but we are not waiting for one year for the new 3G to come up. So as we have mentioned, we are doing many restructuring by M&A disposition or consolidation. The third area is the gaming product of which we have just previously discussed and we’re very bullish about this gaming product.

So our new 3G strategy it really stands for the three G’s, games, gambling and girls. Games stands for the Chinese casual games and wireless WAP games that we have with our various wireless subsidiaries and the gaming part we have already mentioned in our Macau and the Asian market and also in the European market. And the girls part is really about social networking. Our MOABC is one of the top most popular wireless Web portal in China that offers lots of different features, including virtual marriage.

So I’d like to turn this call to Tony to discuss our Asian gaming strategy in greater detail. Tony.

Tony Tong:                                         Thank you Victor. I think maybe I’ll just share with you some of the statistics, although, you know, you might have heard of it. Macau, as many of you may have heard from the news or Wall Street has become the largest gaming town in the world. Last year in ’06 according to Macau government’s number, it generated $7 billion, over $7 billion, it was about US $7.1 billion in terms of gaming revenue and which surpassed Las Vegas Strip as the largest gaming town in the world and Las Vegas Strip gaming revenue in ’06 was $6.6 billion. And also last year the number of tourists traveling to Macau also reached an all-time high of 22 million, which was an increase of 17%, compared with 2005 of which more than half or 55% or 12 million of that 22 million were coming from China. So at the end of ’06 there were 22 casinos, 83 hotels and other similar establishments in Macau, providing close to 13,000 rooms and by 2010 the number of tourists is expected to nearly double to nearly about 30 million visitors per year and as Victor mentioned earlier, our products, our gaming machines, are especially designed catered for the Chinese Asian gamers that mimics the traditional table games that they’re used to playing.

So we’re definitely very excited about Macau and that’s for a good reason and we feel that that Asian gaming technology market has both near-term growth potential and long-term growth and we have an opportunity to become one of the top three or if not the top layer, domestic player, domestic supplier of gaming technology in Asia with a strong base in Macau and Zhuhai. So we recognize Macau’s remarkable growth potential and we have opened offices there and also in the neighboring town of Zhuhai and maximizing the sales and marketing channel in Macau and maximizing the R&D talents over in China in the labor and the lower labor costs of the manufacturing and design cost of these machines.

So our machines are very, very competitive as already noted by several analysts that’s visited Macau and actually visited our machines. They notice that our machines are nearly at 100% occupancy, meaning almost every slot is being occupied by players and there are players even lining up behind them. And that’s not on a high day, you know. I remember the day that they went to Macau, it was actually on a Tuesday afternoon, which is a very low season, non-rush hour type of time.

So the bulk of Macau’s current gaming revenue is coming from VIP rooms, high roller games, but it’s undergoing a transition into a mass table games. So we predict that the lower stakes electronic versions of these popular table games played by the masses will exceed the revenue of the VIP table games, as has already happened in Las Vegas.

So this trend is already visible for us. PacificNet plans to aggressively pursue this massive market with a goal of becoming the leading provider, domestic provider of electronic adaptation of popular Asian casino table games with a base in Asia and Macau. And as I said, again, we are very happy about our new direction. Dan already mentioned about these one-time charges. We’re taking a pretty aggressive working with our new auditor Kabani, suggested very aggressive, you know, accounting policies, that makes provision for disposition of companies and certain goodwill write-offs, certain provisions for uncollectible, for doubtful accounts. So that one-time charge is a very big number but I believe it, you know, also symbolizes our dedication in, you know, transforming into a new company, a gaming technology company and we’ve already been in discussion with several companies on potential disposition of some of our potential sale and disposition of some of our subsidiaries.

So that’s my summary and at this time I would like to open up the call to questions by the audience. Thank you.

Operator:                                              Ladies and gentlemen, to ask a question, please press the one key on your touchtone phone. To ensure that everyone has an opportunity to ask a question, we ask that you limit your questions to two per phone line.

The first question comes from the line of Albert Lee.

Albert Lee:                                            Hey guys.

Tony Tong:                                            Hello Albert.

Albert Lee:                                           How you doing there? Can you help us break down the ’06 revenue by segment and, you know, maybe give us a sense as to what, you know, the growth directory for each of those is looking like for 2007 minus, you know, telecom VAS of course? Just an idea as to where you think these segments can go to in ’07. First the breakdown of the total revenue and then the…

Tony Tong:                                            Maybe I’ll give the highlights on the segment breakdown.

Albert Lee:                                            OK.

Tony Tong:                                            And as before because the most of ’06, the gaming technology side is still under development.

Albert Lee:                                            Right.

Tony Tong:                                           The gaming technology’s profits, revenue actually most of that happened in either Q4 or some of that happened in early ’07. So the segmentation breakdown is still going to be a lot of that is coming from telecom products, some of that is coming from the CRM, the CRM business, call centre business and the VAS business also has a big revenue contribution. But in terms of net profit or net loss, I think the product distribution business, the telecom product distribution business, is still profitable. The VAS business, over all the profitability was probably negative and due to the certain one-time write-off provisions, charges as we mentioned earlier, and for the first segment the call centre and CRM business that’s still profitable. I think maybe we’ll let Dan or others to dig up the detail numbers.

Albert Lee:   Sure.

Daniel Lui:   OK. For the segment information for the year ended ’06 around one-quarter, sorry, one-third of the $42 million revenue comes from the outsourcing services, which is the CRM businesses, and about one-half of it from our complication distribution business and gaming, although high potential, but it was more or less like a startup in ’06. So of the revenue wasn’t significant enough, you know, to appear on the radar screen. And also, you know, about approximately 10% of our total revenue came from the other businesses, you know, like we have, the company has other businesses like air conditioning, subcontracting businesses and data centre businesses but, you know, that’s a pretty significant in non-core businesses that comprise about 8% of our total revenue for ’06.

Albert Lee:   OK. When you say half comes from communications, does that include the first half of ’06 contribution for VAS?

Daniel Lui:   As a matter of fact, you know, the bulk of the VAS has been reclassified to (inaudible) because of the abrupt changes in the media market environment in China. So basically this year the reason why the, if you compare this year’s revenue to previously as reported, you’ll notice that, you know, there’s, we had quite a significant decrease in revenue. The reason why is because, you know, as just explained by Tony and Victor, respectively, the long GAAP revenue should have been close to $60 million.

Albert Lee:   Right, OK.

Daniel Lui:   So about, you know, you can, you know, do the math about $17 million of that, you know, has been reclassified to (inaudible).

Albert Lee:   OK.

Daniel Lui:   So that’s why I didn’t mention about the VAS. The VAS after reclassification we got only about $1.5 million left.

Albert Lee:   OK.

Tony Tong:   Let me just further clarify, as Dan was saying, that the non-GAAP revenue is $59.78, so that’s close to $60 million. So that actually represents a growth in terms of revenue compared to reported from ’05, as reported, I think that was $42 million. So, but out of this $60 million non-GAAP revenue, $17 million were treated as, you know, reclassified due to asset held for sale or somebody’s continuation of business. So for the segmentation, actually I can just go ahead and tell you the numbers, these unaudited draft numbers. For group one, outsourcing services business, the GAAP revenue for the year of ’06 was $14.1 million.

Albert Lee:   OK.

Tony Tong:   For group two the VAS was $1.5 million. Again, as Dan mentioned earlier, about $17 million of that were originally here but treated as reclassified. For group three a product, the telecom product distribution group, the revenue was $23 million, $23.3 million. So the total becomes $42.7 million, total GAAP revenue.

Albert Lee:   Is that distribution business you mentioned is still pretty profit, is still profitable?

Tony Tong:   It’s very consistent, very stable and it is profitable.

Albert Lee:   OK.

Tony Tong:   So the biggest impact is group two, the VAS business.

Albert Lee:   OK. So it looks like you’re trying to dispose of the VAS ahead of everything else. Would you still consider disposing of, you know, the communication, the wholesale business and any other non-core businesses at this point or is it, are you, you know?

Tony Tong:   We do not have any offers on the table but I think, you know, anything that is non-core that’s legacy would be up for sale if the price is right.

Albert Lee:   OK, OK. Victor, I think you mentioned that we would start to see positive signs of the gaming business taking hold in the Q1 year of ’07. Maybe can you elaborate a little bit on that? Is that when we actually see revenue finally hit the P&L from the gaming initiative or maybe you could elaborate on that a little bit?

Victor Tong:   Well we have already publicly announced many orders received by Take One and these orders mainly come from the European countries and we also made some announcement about PacificNet Games having additional installations in other casinos in Macau. With a pending option investigation and also the 10-K it’s due to be out, the management decided not to make public announcement about these newer developments until we have at least have a chance to file our 10-K. So our press release and our PR engine is kind of trying to wait for the other filing to complete so that we can have a new start after these things subside.

Albert Lee:   OK, sounds fair; one last question on the balance sheet. Can you give us a quick snapshot of what that looks like as far as cash position and everything else?

Tony Tong:   Maybe Dan.

Daniel Lui:   Yeah. Well let me, well I have to fire up my computer, too much information to memorize.

Albert Lee:   Just roughly, I guess, is, you know, what I’m looking for here.

Tony Tong:   I think it was $1.9 million, Dan.

Albert Lee:   In cash.

Daniel Lui:   Yeah, $1.9 million in cash.

Albert Lee:   OK.

Tony Tong:   And then the asset was about, what, current asset was what, I can find out that information.

Daniel Lui:   Yeah, bear with me for.

Albert Lee:   You can move on here if you want and then you can just kind of revisit.

Daniel Lui:   Can I get back to you on this, you know?

Albert Lee:   Sure, no problem. Take care, thank you.

Tony Tong:   And one thing I’d like to add to the cash position is that, you know, as you know, this is dated on December 31 and subsequently as I have mentioned in the conference call, PacificNet Games as a subsidiary had already raised $5 million in convertible debentures. And although this fund is specifically for Pac Games use and we agree with the investors we do not commingle the funds with the parent company PacificNet that owns 51% of Pac Games. However, during the course of building up Pac Games, Pac Games had loaned some money from PacificNet and the loan was repaid in Q1 of 2007. So I think, you know, it just shows that we can have many sources of funding and then that would carry our growth into the future gaming strategy.

I got the number, I got the balance sheet.

Daniel Lui:   I got the balance sheet too.

Tony Tong:   It’s $1.9 million cash and cash equivalent.

Albert Lee:   OK.

Tony Tong:   And total current asset is $17 million. So, you know, and that’s as of December 31. As Victor said, in Q1 you should probably see some of that cash from PacificNet Games as we own 51% so that actually gets consolidated into our Q1 financials.

Albert Lee:   Right.

Tony Tong:   So you will see an increase.

Albert Lee:   OK, good, thank you.

Daniel Lui:   Do you want the quick snapshot of the cash flow statement, Albert?

Albert Lee:   Yeah, sure, I mean, sure.

Daniel Lui:   OK. So basically there’s quite a significant cash range during the year mainly from the operating activities. The, after we add back all those non-cash provisions and we take out the changes in the working capital, the total net cash used in operating activities for the year was $10 million and this amount is financed by the $8 million convertible loan, convertible debenture we raised during the year and other than that, you know, we spent $5 million or so on acquisition of property and equipment and basically, you know, if you net this all out, that will give you a net decrease in cash and cash equivalents for the year or $7.7 million. So that’s what brings our cash down from almost $9.6 million to $1.9 million at the end of the year.

And, of course, you know, as Victor just mentioned, you know, the new financing will record in Q1 and also, you know, I would say from the (inaudible) perspective, you know, overall speaking, I would like to point out that the big accounting deficit could be, at the end of the day could be not clear to the users of financial statements because the net accounting loss separately, you know, all three of us have repeatedly, you know, pointed out, you know, this big number of non-cash (inaudible). And if we analyze the cash flow for the year we notice that both non-GAAP if we back out those and non-cash accommodation we will see actually the gross profit generated by the legacy businesses is more than double our operating expenses. So what it means is, you know, our cash burn is more than enough covered by the gross profit generated by our existing legacy businesses and that forms a solid background, a sort of platform for our new business ventures.

Albert Lee:   OK, interesting. OK, great, thank you.

Tony Tong:   OK, good, thank you.

Operator:                               The next question comes from the line of Tian How (sp?).

Tian How:                               Hi Victor, Daniel, it’s Tian.

Tony Tong:   Hi Tian.

Tian How:                               Hi. I have a question regarding your gaming business and I want to understand two things. One is what is the revenue model? The second one will be what is the contract speculation, how visible those contracts are? That’s the two questions.

Tony Tong:   Maybe I’ll take the first part, Victor. This is Tony. The revenue model is actually very simple. It’s, the first one is to simple sale of the machines. So we sell the machines and, you know, for different machines there are different prices. For PacificNet Games machines, these are multi-player machines; it’s on a client server model, so each station, actually each client station we charge a higher amount than the other machines that’s by Take One. So Take One’s machines are usually sold for less than that. I’m not going to specifically name the price because that’s pretty competitive information. So we sell the machines and then we charge a recurring support, maintenance fee and that service fee is on an annual basis is about 15% of the cost of each machine. So for example, in one of the casinos there’s, you know, say 40 machines, so 40 machines, you know, that the total of that, the total cost of that 40 machines times 15%, that’s what we’re going to charge on an annual basis. And typically we sell the machines, we collect a deposit up front, maybe that’s a third, 30% and then when we deliver the machines, typically we charge, we collect the remaining amount. But sometimes we collect another third and the remaining third we collect within about a month after we deliver the machines. So that’s the first model, that’s sale and maintenance.

  The second model is a profit sharing model and that’s actually pretty new and that’s, you know, we will send the machines to a certain casino operator and then based on, you know, the profit sharing, based on the performance of the machine, we’ll have a profit sharing agreement and again, you know, we’ll probably announce some of that in the future. We have some of that in place already. In one place we’re doing a 50/50 profit sharing. We provide all the machines free of charge to the casino operator and we share the profit 50/50. But that’s just one example. There’s some other examples that we are not willing to discuss at this point. But these are the two major business models.

Tian How:                                I have a follow on just those two models and when you have this recurrent fee, maintenance fees, how long, how many years? And also the percentage so this, you know, just profit sharing model, so for how many years? And also what’s the percentage of your gaming revenue coming from this sale and maintenance model? What percentage of the, you know, projected revenue comes from this, you know, profit sharing model?

Tony Tong:   OK. I’ll answer the last question first. For the projection, I can’t give a projection right now but as of now the majority of the machines are using a sale model. So that actually minimizes our risk because we collect money very soon. A part of that is up front. So if we want to do more profit sharing business it is a very attractive model but it requires investment and risk or sharing of the risk. And after these machines have been proven, which we think they are, you know, when we first started we didn’t, we weren’t sure whether these machines were going to perform but now we realize these machines really do perform so we are seeking various profit sharing opportunities in Macau and other Asian countries. So that’s, I forgot your first question.

Tian How:   How long?

Tony Tong:                         Oh how long. Yeah, typically, you know, it’s on a renew on an annual basis. Basically these machines, you know, as long as they perform they’re going to be there and their customers are going to ask us to, from time to time, we provide software upgrade, bug fixes and certain feature additions. So I’m not aware of a specific term of the maintenance. I think as long as these machines perform for the, making money for the casinos, they’re going to be there. We’ll try to find the numbers, the exact duration.

Tian How:   OK.

Tony Tong:                         I think the casinos basically they are very, very profit driven. So if you want to deliver a product to them, as long as it makes money for them they are happy. If it doesn’t make money for them they’re going to ask you to remove these machines. And that applies, that rule applies to us and everybody else.

Tian How:   OK. So Victor, what’s the visibility?

Victor Tong:                        Hi Tian. The visibility is quite clear for the gaming division; however, as you probably notice we do not offer any projection just because that, you know, recently we have so many other non-cash expenses and maybe there will be other liquidated damage with regarding to this withdrawal of the of pass audit that would hit the P&L and that would cause a cash expense. So that’s why I think that, you know, other than the core gaming unit, we really cannot, you know, predict, you know, how this is going to go. But I think, given the SEC and the NASDAQ investigation and also our audit committee is doing the option, independent option investigation right now, we hope that these would be all restocked soon and then we can raise the street again with a very strong pipeline. As of right now I think we can tell the street that we have committed $3 million of net profits for PacificNet Games alone. Take One, there has not been other publicly announced profit guarantee or any other financials for Take One. So that’s something that we can mention so far.

Tian How:   OK.

Operator:   Once again ladies and gentlemen, if you’d like to ask a question, simply press the one key on your touchtone phone. One last opportunity ladies and gentlemen, if you’d like to ask a question, simply press the one key on your touchtone phone.

The last question comes from…

Tony Tong:                         Please go ahead.

Operator:   The last question comes from the line of Tian How.

Tian How:   I just had another question. Regarding this non-cash charge, so Daniel talked about like it’s $18 million, was that correct, Daniel?

Daniel Lui:                         Yup, that is correct.

Tian How:   So it’s really charged again for this (inaudible), you know, (inaudible) business right?

Daniel Lui:                          It comprises of a number of different charges but in general you’re correct.

Tian How:   OK. So, Victor, how much did you pay to buy them?

Victor Tong:                       Well obviously we cannot charge more than the amount that we bought them.

Tian How:   Yeah, certainly.

Victor Tong:                       Yeah. And (inaudible) we bought them, I’m sure that you are aware of it, about 4.7 million in stock and close to $1 million in cash so less than $5 million. We bought Sunroom for about $6 million and Clickcom (sp?) was very little. So pretty much these were the three primary contribution to the VAS charge and as Tony has said before, you know, we have some tugs (sp?) and some term sheet on the table and but since we cannot measure the amount of sales and so this operation has been reclassified as discontinued operations, which means that we have to take out their revenue contribution in the past and also charge the appropriate goodwill or the disposal expense.

Tian How:   OK.

Victor Tong:                      And some of those charges also, you know, related to our auditors’ guidance of about, of our receivables. Some of those receivables are longer than 180 days and 365 days were also partially or entirely written off even though that the management is confident that we should be able to collect at least part of it.

Tian How:   So what’s the days of sale, currently?

Victor Tong:                      Days of sale, with regarding to the VAS, it’s usually about, you know, 30 or 60 days. With regarding to the gaming unit, Tony has mentioned about it, we usually collect like a third of down payment and then at point of delivery, then we collect most of the remaining and then there may be some kind of payment afterwards. With regarding to the outsourcing, usually I think it’s about a couple of months. I think what’s been taking the longest has to do with our other PacificNet power air conditioning unit that we take the business model that we deploy those to different associations of housing real estate and these are very stable housing real estate. And they for sure that they would pay and but because they end up to pay us on a longer period of time, two to three years, before we can recoup all of our investments. So maybe some of those receivables have to be written off.

Tian How:   OK, thank you.

Tony Tong:                         And before we end this call I’d like to just further clarify the NASDAQ delisting letter notice and the SEC issues. As you guys probably know, the company PacificNet, almost every single year, have received these kind of delisting letter due to filing the 10-K late and this and that. Currently the company is ready to file the 10-K but because the 10-K of 2006 is comprised of maybe unaudited information from 2005, and the 2005 ending balance cannot be relied upon if we do not have the option potential restatement ready. The audit committee is busy working on the report and we do not want to give them any timeline or anything. I think they are taking their time to do it very carefully and our auditor is also taking the time reviewing our 10-K and making sure everything is ready to file but we have to assure that the investors, the SEC is also taking a very good look and if we are not ready with the ending balance of 2005 with the option to potential restatement, we will not be able to file the 10-K but this should be able to be done fairly soon and we hope that we may be able to file the 10-K within the next week or so.

And with regarding to the potential option restatement, the management is taking a side view of what the audit committee may be doing and it may be material but if it is material it would be small material. So that’s something that we can tell the street right now. But this option restatement happens to hundreds of companies and the company has been reviewed by the SEC and the prior auditor for 16 months review period by the SEC with about 100 comments. None of those comments were including option so I think that, you know, most of the issue has been already reviewed by the SEC with this new SEC guidelines, which is just auditor, which is just the chief accountant of SEC last September released a new guideline. I think that’s the basis of (inaudible) current withdraw, which is that they looked at this September new guideline by the chief accountant of SEC and then they are saying that maybe we have done it wrong before but, you know, I think SEC and also Clancy (sp?) has seen all of our past financials before and the audit committee is currently looking into it. So that’s the brief summary.

Operator:   The next question comes from the line of Tian How.

Tian How:   Victor, does that mean that you’re financials like ’05 and has to be reaudited?

Victor Tong:                       OK. In any case where an auditor withdraw their past audit, obviously there are two choices. OK. And the standard procedure would be that, I mean, this is what other people, what other auditors have said, and this is not what I said. Usually Clancy, the past auditor need to allow the management to restate. Maybe in this case they did not feel comfortable enough and they want to do a pre-emptive move to withdraw first. So right now there are really two choices. One is that we make sure that auditors, or audit committees report may be able to satisfy Clancy and may be able to satisfy the SEC proceedings and also NASDAQ and everything. So that Clancy will feel comfortable enough to restate but there is no assurance of that.

And second, will be that, you know, according to the NASDAQ listing requirement is that we need two or three years of audited financials, which means that Kabani would be able to help us to reaudit the past financials. Now the NASDAQ hearing date is really at the beginning of May so NASDAQ probably won’t do anything to our listing status and we are confident that, you know, that lots of companies are in this option issues in the past hundreds of companies have to restate their earnings and also have to delay their filing of their 10-K and maybe to restate past year financials. So I think according to what NASDAQ has done to other companies would be that, you know, that we should have sufficient time to do either way to remain our listing status.

Tian How:   So you think you have enough time and you think if there’s a need for reaudit, you can make it done before the hearing?

Victor Tong:                      Well, there will be first hearing and then they will make some kind of determination and then subsequent to the determination the company can appeal. That’s the standard procedure. Now we don’t want to give any guidance or any projections but that’s, but that will be the standard procedures. And sometimes these things linger for months and I haven’t seen too many companies, at least within my own radar screen, that have been delisting before or these companies have been delisted before this audit are complete.

Tian How:   Have the new audits started (inaudible) ’05 number?

Victor Tong:                       No, because we’re still busy wrapping up the ’06. I think the fiduciary duty of the management is to let the shareholders and the SEC and also NASDAQ know about our past financials or at least in the past 2006 financials and when this is done then we will, then, of course, you know, they would include the audit committee’s independent report and then we’ll see, you know, what Clancy thinks. We’re not putting any pressure on them but I think that, you know, a lot of people are looking at the situation. So when Clancy will make the move then we may need to reaudit again.

Tian How:   Victor, the last question, when do you think ’06 numbers auditing can be done?

Victor Tong:                        The audit number, as I said, the 10-K for 2006 will be ready as of in the next few hours but because the fact that we do not have the ending balance of ’05 or the beginning balance of ’06 due to the potential option restatement and the option restatement has to be coming out from the audit committee’s independent investigation report and because we do not want to mislead the SEC. We do not want to mislead the public so the ending balance of ’05 or the beginning balance of ’06 has to be established.

The reason that we’re having this conference call right now is because that Kabani is comfortable with our ’06 P&L and to some extent the cash flow statement. However, the balance sheet, the ’05 ending balance of the ’06 beginning balance, there may be some restatement and the restatement amount, as I said before, is that it would be material but it’d be small because the company only has, you know, $60 million market cap right now. I mean how much can we restate, right? So we expect that the audit committee will do its own independent investigation realizing that a lot of eyes are watching this issue. We do not want to give like a timeline; however, I think that there’s a hope that this should be complete some time next week and we may be able to file 10-K of 2006 with unaudited ending balance of ’05 next week. But there’s no promise because anything can change.

Tian How:   OK. Thank you.

Operator:   There are no further questions at this time. Ladies and gentlemen, a replay of this call will be available to you within one hour. You can access the replay by dialing 1-800-207-7077 and entering PIN number 5376. Again that phone number is 1-800-207-7077, PIN number 5376.

Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation, you may now disconnect.

Tony Tong:   Thank you very much.

Victor Tong:                         Thank you.